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                    [COOPERS & LYBRAND L.L.P. LETTERHEAD]



                                  EXHIBIT 23.1


                       REPORT OF INDEPENDENT ACCOUNTANTS


Our report on the consolidated financial statements of Russ Berrie and Company, Inc. and subsidiaries as of, and for the year ended December 31, 1996, is included on page 17 of this Form 10-K. In connection with our audit of such financial statements, we have also audited the related financial statement schedule as and for the year ended December 31, 1996 listed in the index on page 36 of this Form 10-K.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


                                                  Coopers & Lybrand L.L.P.


Parsippany, New Jersey
January 31, 1997